Exhibit 10.2

AMENDED AND RESTATED AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into as of July 1, 2017 (the “Effective Date”), between NCI Building Systems, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, NCI Group, Inc., a Nevada corporation (“Employer”), and Donald R. Riley, a resident of the State of Texas (“Employee”). The Company, Employer and Employee are sometimes hereinafter collectively referred to as the “Parties.”

BACKGROUND

Employer hires and retains in its employment such personnel as are required by the Company and its other Affiliates, and makes its employees so retained available to provide services to the Company and its Affiliates.

Employer, the Company and Employee had previously entered into an Employment Agreement, as of June 1, 2016 (the “Prior Agreement”), setting forth the terms and conditions of the employment of Employee by Employer, and the duties and responsibilities of Employee, on the one hand, and of Employer and the Company, on the other hand, to each other, in Employee’s capacity as President of the Company.

Effective as of the Effective Date, Employee shall be appointed as Chief Executive Officer of the Company and shall also retain his position as President of the Company, and as such, the Company, Employer and Employee have agreed to amend and restate the Prior Agreement to reflect certain changes in the terms and conditions of the employment of Employee by Employer, and the duties and responsibilities of Employee, on the one hand, and of Employer and the Company, on the other hand, to each other.

Capitalized terms not defined in the body of this Agreement have the meanings set forth on the attached Appendix “A.”

AGREEMENT AMONG PARTIES

In consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth herein, the Parties agree as follows:

1.    Employment. During the term of this Agreement, Employer hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of Employer, pursuant to the terms and conditions set forth herein.

2.    Duties and Authority. During the term of this Agreement, Employee shall serve as the Chief Executive Officer and President of the Company or such other more senior position or title to which Employee is promoted, with those authorities, duties and responsibilities customary to that position and such other authorities, duties and responsibilities as the Board of Directors of the Company (the “Board”) may reasonably assign Employee from time to time commensurate with Employee’s position as Chief Executive Officer and President of the Company. Employee shall use Employee’s best efforts, including the highest standards of professional competence and integrity, and shall devote substantially all of Employee’s business time and effort in and to Employee’s employment hereunder, and shall not engage in any other business activity which would conflict with the rendition of Employee’s services hereunder, except that Employee may hold directorships or related positions in charitable, educational or not-for-profit organizations, or directorships in business organizations if expressly approved by the Board, and make passive investments, which do not unreasonably interfere with Employee’s day-to-day performance of Employee’s responsibilities to the Company. By no later than August 31, 2017, the Company shall cause Employee to be elected to the Board. During the remaining term of this Agreement, the Company shall nominate Employee for election to the Board each time Employee’s term as a member of the Board is scheduled to expire.

3.    Term. This Agreement shall be effective as of the Effective Date, and shall remain in effect until June 30, 2020 subject to earlier termination or extension as described below. The period from the Effective Date until this Agreement shall have expired in accordance with this Section 3 or been terminated in accordance with Section 5 is hereafter referred to as “the term hereof” or “the term of this Agreement.” The term hereof shall be extended automatically for an additional year as of June 30, 2020 and as of each subsequent annual anniversary of such date (each such extension date is referred to herein as a “Renewal Date”) unless at least one (1) year prior to any such Renewal Date either Party shall have given notice to the other Party that the term of this Agreement shall not be so extended. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs, the term of this Agreement shall be extended for a period of two (2) years after the date of the occurrence of the Change in Control or Potential Change in Control, and, if this Agreement does not terminate during such period, the last day of such extended term shall become the applicable Renewal Date.

4.    Compensation.

a.    Base Salary. Employer shall pay Employee a base salary in the amount of not less than $750,000.00 per year during the term hereof, payable in accordance with Employer’s normal payroll procedures. The salary of Employee will be reviewed for increase at least once annually by the Company and/or, to the extent required, the Compensation Committee of the Board (the “Compensation Committee”). In the event that any increase to Employee’s salary is required to be approved by the Compensation Committee, such review shall be conducted by the Compensation Committee at the same time as it reviews the salaries of other senior executives of the Company, and any adjustment shall be solely within the discretion of the Compensation Committee.

b.    Annual Bonus. During the term of this Agreement, Employee shall have a target annual bonus opportunity equal to 100% of his base salary at the highest annualized rate in effect during the year preceeding payment of such bonus. During the term of this Agreement, Employee shall participate under the currently existing cash annual incentive plan of NCI Building Systems, Inc., as amended and restated from time to time (the “Bonus Plan”) or, if the Bonus Plan is amended, replaced or superseded, under any amended, replacement or successor bonus program adopted for senior executives of the Company and its Affiliates. Bonuses, if any, paid to Employee pursuant to the Bonus Plan shall be paid after the end of each fiscal year of the Company at the same time as bonuses are paid to other participants, but no later than March 15 of the following calendar year. Employee understands that bonuses cannot be earned under the Bonus Plan except as specifically set forth therein based on the level of participation specified by the Compensation Committee in its discretion, but acknowledging the target annual bonus opportunity set forth herein, and, if the employment of a participant terminates for any reason prior to certain dates specified in the Bonus Plan, no bonus shall be payable thereunder except as expressly provided in this Section 4 and in Section 5 of this Agreement. In the event that Employee’s employment terminates for any reason other than by the Company for Cause, after the end of the fiscal year but before payment of the bonus for that fiscal year, Employee shall be entitled to receive the amount of the bonus that would have otherwise been payable under the Bonus Plan, as determined by the Compensation Committee, on the date bonuses are paid to other participants. Employee also understands that the Bonus Plan may be amended, replaced, superseded or terminated at any time and from time to time by the Board in its sole discretion, but in such event, Employee will still have the opportunity to earn a bonus subject to the achievement of performance goals established by the Compensation Committee at the target annual bonus level set forth herein.

c.    Long-Term Incentives. No later than December 15, 2017, subject to Employee’s continued employment with the Company through such date, Employee shall be awarded restricted share units and performance share units pursuant to the Company’s 2003 Long-Term Stock Incentive Plan, as amended, on terms and conditions consistent with those provided to the Company’s senior executive officers (“LTIP”) with a grant date fair value of $2,000,000.00. Employee shall be eligible to receive long-term incentive awards at a level commensurate with his position, as determined by the Compensation Committee in its sole discretion, provided that Employee is employed by the Company on the date of grant of any such award. Any such long-term incentive awards shall be granted pursuant to, and subject to the terms and conditions of, NCI’s Amended and Restated 2003 Long-Term Incentive Plan, as amended, or any successor plan thereto, and such other terms and conditions set forth in the applicable award agreement, which award agreement shall be consistent with the terms and conditions provided to the Company’s senior executive officers.

d.    Promotion Restricted Share Unit Award. As of the Effective Date, Employee shall be awarded restricted share units pursuant to the LTIP with a grant date fair value of $385,000.00 (the “Promotion Incentive”). The Promotion Incentive shall vest in three equal installments on each of July 2, 2018, July 1, 2019 and July 1, 2020, and be granted with terms and conditions consistent with those provided to the Company’s senior executive officers.

e.    Promotion Bonus. On the first payroll date following the Effective Date, the Company shall pay Employee a cash payment equal to $250,000. Employee will be required to repay the portion of the promotion bonus that Employee retained after payment of taxes in respect thereof to the Company if (a) Employee’s employment with the Company terminates prior to August 31, 2018, unless such termination is (i) by the Company other than for Cause, (ii) by Employee for Good Reason, or (iii) due to Employee’s death or disability or (b) if Employee fails to relocate to the Houston, Texas metropolitan area (“Houston”) by August 31, 2018. Such repayment will be required to be paid to the Company within thirty (30) days of the earliest to occur of (x) Employee’s last day as an employee of the Company under circumstances requiring such repayment as specified above, (y) the date on which Employee provides the Chairperson of the Board written notice that Employee has determined that Employee shall not relocate his family’s primary residence to Houston (the “Commuting Notice”) and (z) August 31, 2018, as applicable.

f.    Retirement, Health and Welfare Benefits.

(i)    Employee shall be entitled to participate in and receive the health, hospitalization, medical, dental, life insurance, accidental death, disability and other insurance plans and benefits provided by Employer and the Company, and to participate in the 401(k) and other qualified profit-sharing, deferred compensation, pension, savings and other similar plans of Employer and the Company, as and to the extent Employer and the Company provide such benefits generally to other employees of Employer and the Company or to executive employees of the Company. It is understood and agreed that such benefits may be changed or discontinued from time to time in the sole discretion of Employer and the Company. During the term of this Agreement, Employee shall be entitled to five (5) weeks of vacation per year.

(ii)    In addition to the foregoing, Employee shall be entitled to: on an annual basis: a Company-provided executive physical; financial planning and tax services (the cost of which shall not exceed $15,000 annually); and such other perquisites as may otherwise be provided to the named executive officers of the Company from time to time. To the extent that the Company institutes new perquisites relating to these matters which are generally applicable for senior executives of the Company, Employee shall receive such new perquisites on terms and conditions consistent with those provided to such other senior executives of the Company. Further, in connection with the negotiation and execution of this Agreement and any equity awards related thereto, the Company shall pay Employee’s attorneys’ fees in an amount not to exceed $20,000.

g. Relocation Benefits. In connection with any relocation, at any time, of Employee’s family’s primary residence to Houston, Employee shall receive relocation benefits under the Company’s relocation policy for Tier I employees. In addition, the Company agrees to extend the temporary housing benefits to which Employee will otherwise be entitled under such policy beginning on July 1, 2017, on the terms and conditions consistent with those in the Company’s relocation policy, through December 31, 2017; provided, however, that if Employee provides the Commuting Notice prior to such date, such temporary housing benefits shall cease at the end of the calendar month in which such Commuting Notice is provided.

5.    Termination Payments.

a.    Minimum Termination Compensation. Employee shall serve in an at-will capacity and Employee, the Company and/or Employer may terminate the employment of Employee at any time with or without Cause. Upon any termination of employment of Employee for any reason other than as set forth in Section 5.b or Section 5.c, whether on, before or after the expiration of the term of this Agreement (including any extension of the term hereof pursuant to the provisions of this Agreement), Employee shall be entitled to receive (i) that portion of Employee’s annual base salary, at the rate then in effect, earned by Employee or accrued for Employee’s account through the date of the termination of Employee’s employment hereunder or for which Employee is entitled to payment for events or circumstances occurring on or through the date of termination of Employee’s employment, (ii) any bonus to which Employee is entitled under the Bonus Plan pursuant to Section 4.b for the fiscal year ending prior to the date of termination, (iii) reimbursement of business expenses properly incurred in accordance with applicable Company policy prior to the date of termination and (iv) subject to Section 5.e, any generally applicable vested benefits to which Employee is entitled as a former employee under the employee benefit plans of the Company and its Affiliates (collectively, the “Minimum Termination Compensation”).

b.    Payment Other than Following a Change in Control and Other than During a Potential Change in Control Period.

(i)    If Employee’s employment is terminated by the Company without Cause, or by Employee for Good Reason, in either case other than within twenty-four (24) months after a Change in Control and other than during a Potential Change in Control Period, then, in addition to the Minimum Termination Compensation, Employee shall be entitled to receive (A) two (2) times Employee’s annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the date of termination (the “Base Severance Payment”), (B) two (2) times Employee’s average annual bonus paid in respect of the three most recently completed fiscal years of the Company prior to Employee’s date of termination (provided that any partial-year bonus payments shall be annualized) (the “Average Bonus Payment”), (C) a prorated annual bonus under the Bonus Plan for the fiscal year in which the date of termination occurs based upon the elapsed number of days in such fiscal year through the date of termination applied to the bonus, if any, that would have been earned by Employee for such fiscal year if Employee had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics and applying any discretionary factors in substantially the same manner as such factors are applied to the senior executive officers of the Company whose employment has not terminated (the “Pro Rata Bonus”) and (D) a lump sum payment equal to Employee’s family premiums for medical and dental coverage, at the active employee rate, that would otherwise be payable for the period of coverage applicable to Employee (i.e., eighteen (18) months) under the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (the “COBRA Premium Payment”).

(ii)    The Base Severance Payment and Average Bonus Payment shall be payable in substantially equal installments on regular payroll dates over the two (2) year period following the date of termination, except as otherwise set forth in Section 25 hereof and subject to the next following sentence; provided that any installments that would be paid if the Release Effective Date (as defined below) were the date of termination shall be paid on the first payroll date after the Release Effective Date, unless the Release Period (as defined below) begins in one calendar year and ends in the subsequent calendar year, in which case such installments shall be paid on the first payroll date in the subsequent calendar year. Employee’s right to receive the Base Severance Payment, the Average Bonus Payment, the Pro Rata Bonus, and the COBRA Premium Payment shall be conditioned on Employee’s execution, delivery and non-revocation of a general release of any and all claims against the Company and its Affiliates within thirty (30) days following the date of termination (such release of claims, the “Release”; such thirty (30) day period, the “Release Period”, and the effective date of the Release, the “Release Effective Date”), which Release shall include the release of claims attached hereto as Appendix B and such other terms and conditions as may be mutually agreed by the Parties. The Pro Rata Bonus and COBRA Premium Payment shall be paid in a lump sum not later than March 15th of the year following the year in which the date of termination occurs.

c.    Payment Following a Change in Control or During a Potential Change in Control Period.

(i)    If Employee’s employment is terminated by the Company without

Cause, or by Employee for Good Reason within twenty-four (24) months after a Change in Control, then, in addition to the Minimum Termination Compensation, Employee shall be entitled to receive (A) the Base Severance Payment, (B) three (3) times the target annual bonus of Employee for the year in which the date of termination occurs (the “CIC Severance Payment”), (C) the Pro Rata Bonus, and (D) the COBRA Premium Payment.

(ii)    The CIC Severance Payment shall be payable on the same schedule as the Average Bonus Payment would have been paid, as described in Section 5.b. Employee’s right to receive the Base Severance Payment, the CIC Severance Payment, the Pro Rata Bonus and the COBRA Premium Payment shall be conditioned on Employee’s execution, delivery and non-revocation of the Release during the Release Period. The Pro Rata Bonus and COBRA Premium Payment shall be paid in a lump sum not later than March 15th of the year following the year in which the date of termination occurs. Notwithstanding the payment provisions under 5.b(ii) and this 5.c(ii) above, if Employee is entitled to payment of the Base Severance Payment and the CIC Severance Payment pursuant to Section 5.c(i), then, to the maximum extent permissible under Section 409A (including, but not limited to, the application of Treas. Reg. §1.409A-1(b)(4), Treas. Reg. §1.409A-1(b)(9)(iii) and Treas. Reg. §1.409A-3(c) (clause (1) (in each case as and to the extent applicable)), the Base Severance Payment and the CIC Severance Payment shall be paid in a lump sum on the first payroll date following the Release Effective Date, except as otherwise set forth in Section 25 hereof (and any portion of the Base Severance Payment and CIC Severance Payment that is not capable of being paid at such time shall be paid as provided in Section 5.b and Section 5.c as aforesaid, and subject to Section 25).

(iii)    In addition, if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason during a Potential Change in Control Period, then Employee will be entitled to the severance payments and termination benefits set forth in Section 5.b, subject to the terms and conditions of such Section (including payment schedules), and, if and when the Change in Control related to such Potential Change in Control Period subsequently occurs, Employee will only be entitled to receive the excess, if any, of (x) the CIC Severance Payment over (y) the Average Bonus Payment, with such portion of the CIC Severance Payment to be paid subject to the terms and conditions (including payment provisions) of Section 5.c.ii above.

d.    Parachute Tax Limitation. Notwithstanding anything in this Agreement to the contrary, if any amounts due to Employee under this Agreement and any other plan or program or award of Employer, the Company or any Affiliate (collectively, the “Payments”) constitute a “parachute payment” (as such term is defined in Section 280G(b)(2) of the Code) that would be subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), the Payments shall be reduced to the amount equal to (x) three times Employee’s “base amount,”

as defined in Section 280G(b)(3) of the Code, minus (y) one dollar, to the extent such a reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee retained all of the Payments. The calculations to be made with respect to this subsection shall be made by an accounting firm jointly selected by the Company and Employee and paid by the Company, and in order to avoid the imputation of any tax, penalty or interest under Section 409A of the Code, the Payments shall be reduced or eliminated by first reducing or eliminating the Base Severance Payment (in reverse order beginning with the payments to be paid the farthest in time from the date Release Effective Date, then each other lump sum cash severance or other payment due under this Agreement, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with the payments to be paid the farthest in time from the date of the Change in Control).

e.    No Duty to Mitigate Nor Offsets; No Other Severance; No Reduction for Deferred Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment is terminated (whether or not following a Change in Control of the Company), Employee shall have no duty to seek other employment nor shall any payments made or to be made to Employee pursuant to this Agreement be offset by any amount earned from other employment or for any other reason. The payments and benefits to be provided to Employee pursuant to this Section 5 upon termination of Employee’s employment shall constitute the exclusive payments and benefits in the nature of severance or termination pay or salary continuation and termination benefits which shall be due to Employee upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by the Company or any of its Affiliates. The calculations of the Minimum Termination Compensation, Base Severance Payment, Average Bonus Payment, Pro Rata Bonus, COBRA Premium Payment, and the CIC Severance Payment shall be made without reduction for any voluntary deferral of compensation made by Employee.

f.    Full Satisfaction of Obligations. Payment by Employer or the Company of the amounts owed to Employee pursuant to this Section 5 shall fully satisfy all obligations of Employer and the Company to Employee under this Agreement if the employment of Employee is terminated hereunder prior to the expiration of the term of this Agreement, and all obligations of Employer and Employee to each other set forth in Sections 1 through 4 of this Agreement shall terminate and be of no further force or effect as of the date of termination. No termination of employment hereunder, whether by Employer or Employee and whether with or without Cause or Good Reason, shall terminate the provisions of Sections 6 or 7 or any subsequent sections of this Agreement and each of such sections shall remain in full force and effect as binding obligations of the Parties in accordance with their express terms.

6.    Business Disclosures. Employee acknowledges that Employee has had and will have access to and has or will become familiar with all or substantially all of the Confidential Information of the Company and its Affiliates. As a material inducement to the Company and Employer to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees that Employee will not, at any time during or following the termination of Employee’s employment with the Company, directly or indirectly divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to Employee in connection with Employee’s employment with the Company or any of its Affiliates. If Employee is required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall notify, as promptly as practicable, the Company of such request or requirement so that the Company, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other action deemed appropriate by the Company. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose the Confidential Information, Employee may disclose only that portion of the requested Confidential Information which Employee is compelled or required to disclose, and Employee will exercise Employee’s reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

7.    Non-Competition; Non-Solicitation; Non-Disparagement and Non-Interference.

a.    Employee shall not, directly or indirectly and whether on Employee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then-existing manufacturing facility of the Company and its subsidiaries and Affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, insulated metal panels, sectional or roll-up doors, windows, or other metal components of a building structure), coated or painted steel or metal coils, coil coating or coil painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and such Affiliates during the period of employment of Employee. Ownership by Employee of equity securities of the Company, or of equity securities in other public or privately-owned companies that compete with the Company constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant. Employee agrees and stipulates that in any action or claim brought by Employee or in any action or claim brought against Employee involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-competition covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.

b.    Employee shall not, directly or indirectly and whether on Employee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Affiliates in a commercial capacity; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Affiliates to leave the employment or service of the Company or its Affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Affiliates unless such use or disclosure is of a personal nature, is requested by the Company or is required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Affiliates with whom Employee dealt, directly or indirectly, during Employee’s engagement with the Company or its Affiliates. Employee shall not be prohibited from hiring or soliciting the employment or service of an agent or consultant of the Company or its Affiliates for purposes which do not violate Section 7 of this Agreement. Employee agrees and stipulates that in any action or claim brought by Employee or in any action or claim brought against Employee involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-solicitation covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.

c.    To the extent permitted by the law, Employee agrees to refrain from any criticisms or disparaging comments about the Company or any Affiliates (including any current officer, director or employee of the Company), and Employee agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any Affiliate or inconsistent with fostering the goodwill of the Company and its Affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or Employee to any state or federal law enforcement, regulatory or judicial agency or official or to the Board or senior management of the Company or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law. To the extent permitted by the law, the Company and any Affiliates agree to (i) refrain from making or endorsing any public criticisms or public disparaging comments about Employee and (ii) direct its current officers not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) about Employee; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or Employee to any state or federal law enforcement, regulatory, Congressional or judicial agency, body or official or to the Board or senior management of the Company or require notice to the Company thereof, and the Company will not be in breach of the covenant contained above by reason of testimony which is compelled by process of law. Nothing in this paragraph restricts, or is intended to restrict, any rights of Employee that cannot be lawfully restricted. Nothing in this Agreement shall be interpreted in a manner that limits or restricts Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended).

The foregoing covenants in this Section 7 shall remain in effect (i) during the period of employment of Employee by the Company and Employer, and (ii) for a period of two (2) years following Employee’s termination of employment (whether initiated by Employee or by the Company or Employer) for any reason. The foregoing covenants in Section 6 and this Section 7 shall not apply to Employee’s good faith performance of his duties during the term of this Agreement for the benefit of the Company or its Affiliates.

8.    Consideration for Covenants; Reasonableness. Employee acknowledges and agrees as follows:

a.    The Confidential Information of the Company and its Affiliates is unique and was developed or acquired by them through the expenditure of valuable time and resources; that Employer, the Company and their Affiliates derive independent economic value from this Confidential Information not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; that Employer, the Company and their Affiliates have taken all prudent and necessary measures to preserve the proprietary and confidential nature of its Confidential Information, and that the covenants set forth in Sections 6 and 7 are the most reasonable, efficient and practical means to protect the Confidential Information.

b.    The covenants set forth in Sections 6 and 7 are necessary to protect the goodwill of the Company and its Affiliates during the employment of Employee hereunder, and to ensure that such goodwill will be preserved and continued for the benefit of the Company and its Affiliates after Employee’s employment terminates.

c.    Due to the nature of the business as heretofore conducted by the Company and its Affiliates and as contemplated to be continued and conducted by the Company and its Affiliates, the scope and the duration of the covenants set forth in Sections 6 and 7 of this Agreement are in all respects reasonable.

d.    The covenants set forth in Sections 6 and 7 each constitute a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Employee against Employer or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer and the Company of the covenants and agreements of Employee set forth in Sections 6 and 7.

9.    Surrender of Books and Records. Employee shall on the termination of Employee’s employment in any manner immediately surrender to the Company all lists, books, and records and other documents incident to the business of the Company and its Affiliates, and all other property belonging to any of them, it being understood that all such lists, books, records and other documents are the property of the Company and its Affiliates; provided, however, that Employee shall be permitted to retain a copy of his contacts and calendar as well as a copy of all publicly filed plans and agreements, benefit plans in which Employee participates, employee handbooks applicable to Employee and statements of Employee’s compensation and benefits that have been provided to Employee by the Company, its Affiliates or any of their designated plan service providers.

10.    Waiver of Breach. The failure of the Company, Employer or Employee at any time to require performance by the other of any provision hereof shall in no way affect any of their respective rights thereafter to enforce the same, nor shall the waiver by the Company, Employer or Employee of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

11.    Remedies. In the event of Employee’s breach, or threatened breach, of any term or provision contained in Sections 6 or 7 of this Agreement, Employee agrees that the Company and its Affiliates shall suffer irreparable harm not compensable by damages or other legal remedies, and that accordingly the Company and/or Employer shall be entitled to both temporary and permanent injunctive relief without the necessity of independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it. The right of the Company and/or Employer to such relief shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages. Without limiting the generality of the relief that may be sought by the Company and/or Employer pursuant to this Section 11, if Employee intentionally and materially violates any provision of Section 6 or 7, the Company may, after (a) giving written notice to Employee of the Board’s reasonable, good faith belief that Employee has or is intentionally and materially violating any of the covenants contained in Section 6 or 7, upon delivery to Employee of a certified copy of a resolution of the Board adopted by the affirmative vote of a majority of the entire membership of the Board following a meeting at which Employee was given an opportunity to be heard on at least five (5) business days’ advance written notice finding that Employee was guilty of such conduct and specifying the particulars thereof, and (b) thereafter giving Employee 15 business days in which to cease and cure such violation, and Employee fails to cease and desist from such violation and/or does not, in the Board’s reasonable and good faith determination, cure such violation, immediately cease all payments that it may be providing to Employee pursuant to this Agreement and, at the reasonable and good faith demand of the Company and/or Employer, Employee shall be required to repay the severance payments that have been paid to Employee after such breach pursuant to Section 5 to the extent that the Company and/or Employer reasonably and in good faith determines that such repayment does not exceed the damages caused thereby; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Employee to forego or waive such payments in order to avoid his obligations under Section 6 or 7; provided, further, that any Release previously executed by Employee shall continue in effect except that any such Release shall not preclude Employee from challenging, defending against, or asserting any claim, fact or circumstance related Company’s and/or Employer’ breach of this provision.

12.    Severability. It is the desire and intent of the Parties that the provisions of Sections 6 and 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Sections 6 or 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the same shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 6 and 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the intentions and agreement of the Parties. Furthermore, if any other provision contained in this Agreement should be held illegal, invalid or unenforceable in whole or in part by a court of competent jurisdiction, then it is the intent of the Parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such invalid provision as may be possible and be legal, valid, and enforceable.

13.     Attorneys’ Fees. In the event of any suit or judicial proceeding (other than an arbitration proceeding) between the Parties hereto with respect to this Agreement, the court in which such suit is decided may award reasonable attorneys’ fees and costs, as actually incurred and including, without limitation, attorneys’ fees and costs incurred in appellate proceedings to the party that prevails in such dispute; provided, however, that in respect of a suit that arises in respect of matters occurring during a Potential Change in Control Period or following a Change in Control, only Employee will be entitled to recover the attorneys’ fees and costs under the circumstances described in this Section.

14.    Survival. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement that contemplate performance by the Parties following termination of this Agreement (including without limitation Sections 5-7 and 28 hereof) shall survive the termination of this Agreement.

15.    Notice. All notices hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight mail, postage prepaid. Such notices shall be deemed to have been duly given upon receipt, if personally delivered, upon telephonic confirmation of receipt if sent by facsimile transmission, and if mailed, five (5) days after the date of mailing (two (2) days in the case of overnight mail), in each case addressed to the Parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

If to Employee:	Address shown on the employment records of the Company

If to the Company or Employer:	NCI Building Systems, Inc. 10943 North Sam Houston Parkway West Houston, Texas 77064 Telecopier: (281) 477-9670 Attention: Executive Vice President, General Counsel & Corporate Secretary

16.    Entire Agreement. This Agreement, together with the execution copies of the agreements attached as exhibits hereto and any rights to indemnification or advancement (including pursuant to the Indemnification Agreement (as defined in Section 28 below)), supersedes any and all other agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof, including without limitation the Prior Agreement, and contains all of the covenants and agreements between the Parties with respect thereto. Except as expressly provided herein, the specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.

17.    Modification. No change or modification of this Agreement shall be valid or binding upon the Parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the Parties hereto.

18.     Governing Law and Venue. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas and venue for any action pursuant hereto shall be in the appropriate state or federal court in Harris County, Texas.

19.    Acknowledgment Regarding Counsel. Each of the Parties to this Agreement acknowledges that each of them has had the opportunity to seek and has sought counsel to review this Agreement and to obtain and has obtained the advice of such counsel relating thereto.

20.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

21.    Assignment. Subject to compliance with the provisions of this Agreement, each of the Company and Employer shall have the right to assign this Agreement and its obligations hereunder to any of their Affiliates. No such assignment shall operate to relieve Employer, the Company or any successor assignor from liability hereunder, and this Agreement shall remain an enforceable obligation of Employer, the Company and each such successor. The rights, duties and benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. For purposes of this Agreement, all references herein to Employer and the Company is deemed to be also a reference to any Affiliate of Employer or the Company that either has or is required to assume the obligations of the Company pursuant to this section.

22.    Tax Withholding. The Company and/or Employer, as appropriate, may withhold from any payments or benefits payable under this Agreement all federal, state, city or other taxes required to be withheld pursuant to any law or governmental regulation or ruling.

23.     Joint and Several Obligations. The duties and obligations of Employer and the Company set forth herein shall be the joint and several obligations of each of them.

24.    Payment to Estate. If Employee dies prior to full satisfaction of the obligations owed to Employee under this Agreement, any monies that may be due Employee under this Agreement as of the date of Employee’s death will be paid to Employee’s estate.

25.     Section 409A.

a.    If Employee is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 25(a), and if any portion of the Base Severance Payment, Average Bonus Payment or CIC Severance Payment is subject to Section 409A, the character and timing of the payment thereof shall be as determined in this Section 25(a). It is hereby specified that as much of the Base Severance Payment, Average Bonus Payment or CIC Severance Payment as can be paid without the application of Section 409A(a)(2)(B)(i) and Treas. Reg. §1.409A-1(i) shall be paid at times consistent with Section 5.b or Section 5.c as applicable and without application of this Section 25. The remaining portion of the

Base Severance Payment, Average Bonus Payment or CIC Severance Payment shall not be payable before the earlier of (i) the date that is six (6) months after Employee’s termination, (ii) the date of Employee’s death, or (iii)  one or more dates that otherwise comply with the requirements of Section 409A. Employee shall be a “specified employee” for the twelve-month period beginning on April 1st of a year if Employee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Compensation Committee in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Compensation Committee may establish such procedures as it deems appropriate in accordance with Section 409A.

b.    Employee and the Company agree that this Agreement is intended to comply with or be exempt from Section 409A and that any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A. Without limiting the generality of the immediately preceding sentence, it is intended that the CIC Severance Payment and the Pro Rata Bonus shall be “short-term deferrals” within the meaning of Treas. Reg. §1.409A-1(b)(4) that are exempt from Section 409A. For purposes of Section 409A, each installment in a series of installment payments is intended to be a separate payment.

26.    Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

27.    Binding Effect. This Agreement shall be binding upon the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

28.    Indemnification. The Company will continue to indemnify Employee in accordance with the terms of that certain Indemnification Agreement entered into by and between the Company and Employee dated as of November 24, 2014 (which the Company represents was executed by Company and agrees to re-execute if an executed copy is not located), as the same may be amended from time to time by the parties thereto, and will also indemnify Employee in accordance with the terms of that certain indemnification agreement to be entered into by and between the Company and Employee in connection with Employee’s appointment to the Board on the Effective Date in the form executed by all other members of the Board as publicly filed (together, the “Indemnification Agreements”). The indemnification provided by this Section 28 does not limit, and is not exclusive of, any other rights to which Employee may be entitled under the articles of incorporation, charter, bylaws, or the regulations of the Company or any Affiliate, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Employee’s official capacity and as to action in another capacity while holding such office (including as a director, trustee, agent or fiduciary of the Company or any subsidiary or benefit plan thereof), and will continue as to Employee after Employee has ceased to be a director, trustee, officer, employee or agent and will inure to the benefit of Employee’s heirs, executors, and administrators. In particular, and without limiting Employee’s rights under this Section 28, Employee will additionally be entitled to the full benefit of any indemnification agreement provided by the Company or its Affiliates to its officers and directors and Employee shall participate in any director or officer insurance maintained by the Company and its Affiliates.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth herein.

EMPLOYEE

/s/ Donald R. Riley
Donald R. Riley

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Todd R. Moore
Executive Vice President
and General Counsel

NCI GROUP, INC.

By:	/s/ Todd R. Moore
Todd R. Moore
Executive Vice President
and General Counsel

[Signature Page to Don Riley Amended and Restated Employment Agreement]

APPENDIX A
DEFINITIONS
The following terms have the indicated meanings for purposes of this Agreement:

(a)    “Affiliate” means any entity controlled by, controlling or under common control with a person or entity.

(b)    “Bonus Plan” has the meaning set forth in Section 4.b.

(c)    “Cause” shall mean any of the following occurring after the Effective Date: (i) Employee’s willful and continued failure to substantially perform Employee’s duties and other obligations under this Agreement, if such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; provided however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (ii) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company, as determined by the Company; or (iii) Employee’s conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony (which shall not include any act or offense involving the operation of a motor vehicle); provided, however, that the Board or the then current Chairman of the Board must first provide to Employee written notice clearly and fully describing the particular acts or omissions which the Board or the then current Chairman of the Board reasonably believes in good faith constitutes Cause hereunder, and providing an opportunity, within thirty (30) days following the receipt of such notice, to meet in person with the Board or the then current Chairman of the Board to explain the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. For purposes of this Agreement, any termination of Employee’s employment for Cause shall be effective only upon delivery to Employee of a certified copy of a resolution of the Board, adopted by the affirmative vote of a majority of the entire membership of the Board following a meeting at which Employee was given an opportunity to be heard on at least five (5) business days’ advance written notice, finding that Employee was guilty of the conduct constituting Cause, and specifying the particulars thereof. Further, for the purposes of this Agreement, no act or failure to act on Employee’s part shall be considered willful unless done, or omitted from being done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.
(d)    “Change in Control” of the Company means the first occurrence of any of the following events following the Effective Date:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities, excluding (x) any such acquisition by any person that owns such percentage of the Company’s then outstanding securities as of the Effective Date (a “Controlling Person”) and (y) any acquisition of the Company’s then outstanding securities following the Effective Date by a person which is inadvertent and/or otherwise not entered into for the purpose of, and does not have the effect of, changing or influencing the control of, the Company (including, but not limited to, the sale of securities by a Controlling Person in the public market) (clause (x) or (y), a “Non-Control Transaction”);

(ii)    as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction (each, an “Incumbent Director”) shall cease to constitute a majority of the Board or the board of directors or any successor to the Company (or, if applicable, the parent thereof resulting from the Transaction); provided that any director elected or nominated for election to the Board (or such board) by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii), except that any member of the Board whose initial assumption of office occurs as a result of (including by reason of the settlement of) an actual or threatened proxy contest, election contest or other contested election of directors shall in no event be considered an Incumbent Director;

(iii)    the Company is merged or consolidated with another person, or transfers substantially all of its assets to another person, and immediately following the merger, consolidation or transfer either (x)(I) less than 50 percent of the outstanding voting securities of the acquiring, surviving or resulting person (as applicable) shall then be owned in the aggregate by the former stockholders of the Company or (II) 50 percent or more of the outstanding voting securities of the acquiring, surviving or resulting person (as applicable) shall then be owned in the aggregate by the former stockholders of the Company but other than in substantially the same relative proportions as immediately prior to such transaction, and in each case excluding a Non-Control Transaction or (y) the individuals who were members of the Incumbent Board immediately prior to the agreement providing for such transaction constitute less than a majority of the members of the board of directors of the acquiring, surviving or resulting person (as applicable), or, if applicable the ultimate parent entity of such person, and in each case excluding a Non-Control Transaction; or

(iv)     a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding voting securities (excluding a Non-Control Transaction).

In addition, and for avoidance of doubt, in no event shall a Change in Control be deemed to have occurred solely as a result of investment funds affiliated with Clayton, Dubilier & Rice, LLC selling in the public market equity securities held by them as of the Effective Date.

Employee agrees that the foregoing definition of “Change in Control” shall apply for all purposes under the compensation plans and benefit arrangements of the Company and Employer to which Employee is a party (including equity awards) such that, if a transaction or other event would not be a Change in Control under the foregoing definition but would be a Change in Control under another such plan or arrangement, such transaction or other event shall also not be a Change in Control under such other plan or arrangement.

(e)    “Confidential Information” means all information, whether oral or written, previously or hereafter developed, that relates to the business as heretofore conducted by the Company, or which is hereafter otherwise acquired or used by the Company or its subsidiaries and Affiliates, that is not generally known to others in the Company’s area of business or, if known, was obtained wrongfully by such other person or entity or with knowledge that it was proprietary or confidential information of or relating to the business as heretofore conducted by the Company or of or relating to the business of the Company or its subsidiaries and Affiliates. Confidential Information shall include, without limitation, trade secrets, methods or practices, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information.

(f)    “Director Cause” means (i) for any breach of Employee’s duty of loyalty to the Company or such subsidiary or the stockholders thereof; (ii) an acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or (iii) for any transaction from which Employee derived an improper personal benefit. For purposes of this Agreement, the existence of Director Cause shall be effective only upon delivery to Employee of a certified copy of a resolution of the Board, adopted by the affirmative vote of a majority of the entire membership of the Board following a meeting at which Employee was given an opportunity to be heard on at least five (5) business days’ advance written notice, finding that Employee was guilty of the conduct constituting Director Cause, and specifying the particulars thereof.

(g)    “Good Reason” means any of the following events that occurs without Employee’s prior written consent after the Effective Date:

(i)    any material reduction in the amount of Employee’s then

current base salary or target bonus opportunity, in either case other than as part of a reduction of less than ten percent (10%) applied generally across-the-board to all of the senior executive officers of the Company;

(ii)    (A) a material reduction in Employee’s title; or (B) a material, adverse reduction in the duties or responsibilities of Employee relative to Employee’s duties or responsibilities as described in Section 2 hereof; (which for the avoidance of doubt shall be deemed to have occurred upon a Change in Control pursuant to which the Company becomes a wholly owned division, unit or subsidiary of the acquiring company);

(iii)    the breach or failure by the Company or Employer to perform any of its material covenants contained in this Agreement (including the failure to appoint Employee to the Board or the removal of Employee from the Board other than for Director Cause);

(iv)    any relocation of Employee’s principal place of employment by more than fifty (50) miles, as long as such relocation increases Employee’s normal daily commute excluding, for the avoidance of doubt, the expected relocation referenced in Section 4(c)(ii) of this Agreement); or

(v)    the Company’s failure to cause any successor to all or substantially all of the business or assets of the Company and/or the Employer to expressly agree to assume the obligations of the Company and/or the Employer under this Agreement, unless such assumption occurs automatically by operation of law.

In order for a termination of Employee to constitute a termination for Good Reason, Employee must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the ninetieth (90th) day after such circumstances have arisen or occurred and must provide the Company with at least thirty (30) days within which to cure such circumstances before terminating employment, and, failing a cure, Employee must terminate Employee’s employment within thirty (30) days following the expiration of such cure period.

(h)    “Potential Change in Control” of the Company shall be deemed to have occurred, if:

(i)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

(ii)    any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or

(iii)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(i)    “Potential Change in Control Period” means the period beginning on the date the Potential Change in Control occurs and ending as of the earlier of (i) the date on which a Change in Control occurs or (ii) the date the Board makes a good faith determination that the risk of a Change in Control has terminated. In addition, Employee’s employment shall be deemed to have been terminated during a Potential Change in Control Period if such termination occurs prior to a Change in Control and such termination is by the Company other than for Cause and is (x) at the request of the counterparty in such Change in Control or (y) otherwise reasonably in anticipation of such Change in Control, provided that such Change in Control actually occurs.

(j)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Appendix B
General Release

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under that certain Agreement, effective as of July 1, 2017 to which you, NCI Building Systems, Inc., and NCI Group, Inc. (the “Companies”) are parties (the “Agreement”), you hereby waive and release and forever discharge each of the Companies and their respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee arising out of or in any way related to your employment with or separation from the Companies, to any services performed for the Companies, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Companies, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.
Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a) Any payment or benefit set forth in the Agreement;
(b) Any rights as a shareholder of NCI Building Systems, Inc.;
(c) Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with policy of the Companies;
(d) Claims in respect of equity compensation owned by you or rights to LTIP or other equity awards;
(e) Vested benefits under the general employee benefit plans (other than severance pay or termination benefits under general policy of the Companies, all rights to which are hereby waived and released);
(f) Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;
(g) Any claim that either of the Companies has breached this release of claims; and

(h) Indemnification as a current or former director or officer of either of the Companies or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.